Exhibit 99

PRESS RELEASE

For Immediate Release	Contact:
William E. Snell, Jr.
Franklin Financial Services Corporation
(717) 261-3665

Franklin Financial Releases Third Quarter Earnings

October 25, 2004

Chambersburg, PA

Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $1,417,000 for the quarter ending September 30, 2004.

This compares to $1,430,000 for the quarter ending September 30, 2003, and represents a 0.9% decline. Year-to-date earnings for the first nine months of 2004 were $3,809,000, representing a 15.5% decrease when compared to earnings of $4,509,000 for the nine months ended September 30, 2003.

On a per share basis, diluted earnings were $.42 and $1.13 for the quarter and nine months in 2004 compared to $.42 and $1.34 for the same periods in 2003. Per share amounts for all periods have been adjusted to reflect the 5 for 4 stock split in the form of a 25% stock dividend distributed on June 28, 2004.

Total assets at September 30, 2004 grew by 4.0% over totals a year earlier to a record $572,376,000. Total deposits and repurchase agreements rose 3.3%, while net loans grew 3.2% from September 30, 2003 to September 30, 2004. The market value of trust assets under management increased by 21.9% to reach $387,325,000 at September 30, 2004.

Franklin Financial is the bank holding company for F&M Trust, a locally-owned and operated community bank with sixteen community offices throughout Franklin and Cumberland Counties in Boiling Springs, Carlisle, Chambersburg, Marion, Mont Alto, Newville, Shippensburg and Waynesboro.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms. Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements. These factors include (but are not limited to) the following: general economic conditions, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.